Exhibit 99.2

Openwave Systems Inc.
Notice of Stock Option Grant	ID: 94-3219054
2100 Seaport Blvd.
Redwood City, CA 94063

Name	Option Number:	[ ]
Street Address	Plan:	[ ]
City, State Zip	Vesting Commencement Date:	[ ]

Effective [                    ] (the “Date of Grant”), you have been granted a(n) Non-Qualified Stock Option (this “Option”) to purchase [            ] shares of Openwave Systems Inc. (the “Company”) common stock at USD [            ] per share.

This Notice of Stock Option Grant (including the exhibits hereto, this “Notice”), together with the [                    ] Stock Plan (the “Plan”) and the corresponding Stock Option Agreement (including any exhibits thereto, collectively, the “Stock Option Documents”) delivered to you with this Notice, and in effect as of the Date of Grant, contain the terms of your Option. The Plan and the Stock Option Agreement are hereby incorporated by reference and made a part of this Notice.

The total exercise price of the shares granted is USD $[            ].

Vesting Schedule

Except as otherwise set forth in the Stock Option Documents, the shares subject to this Option will vest in each period as follows:

	Shares	Vest Type*	Full Vest	Expiration
Initial Vesting Period:	[ ]	On Vest Date	[ ]	[ ]

	[ ]	On Vest Date	[ ]	[ ]

	[ ]	On Vest Date	[ ]	[ ]

*	Shares subject to monthly vesting shall vest ratably in equal increments on the applicable monthly anniversary of your Vesting Commencement Date over the subsequent vesting period, commencing on the first monthly anniversary after the Full Vest Date of your Initial Vesting Period. If the vesting schedule described herein would result in the vesting of a fraction of a share on any monthly vesting date, that fractional share shall be rounded to the nearest whole share.

Termination Period

This Option, to the extent then exercisable, may be exercised for a period of 3 months after termination of your employment (or consulting relationship if you are not an employee), except as set out in the Stock Option Agreement (but in no event later than the Expiration Date). You are responsible for keeping track of these exercise periods. The Company has no duty to, and will not, provide further notice of such periods.

Governing Law and Documents

This Option is governed by, and subject to, the Stock Option Documents. Capitalized terms not defined in this Notice have the meanings given to them in the Plan and Stock Option Agreement. This Option is further governed by, and subject to, the internal laws of the state of California.

If you have received this or any other document related to the Plan or this Option translated into a language other than English, the English version will control in the event of any conflicts.

Severability

If one or more of the provisions of the Stock Option Documents shall be held invalid, illegal or unenforceable in any respect:

(a) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby;

(b) the invalid, illegal or unenforceable provision shall be deemed null and void, subject to “(c)” below; and

(c) to the extent permitted by applicable law, any invalid or illegal, or unenforceable provision shall be construed, interpreted, or revised retroactively to comply with applicable law and to achieve the intent of the Stock Option Documents.

Acknowledgment and Agreement

By signing below, you agree to all of the terms of the Stock Option Documents, including but not limited to the terms of the exhibits attached to this Notice.

Please sign this Notice and return an original copy to the Stock Administration Department by regular mail or facsimile (which shall have the same force and effect as an original).

Optionee’s Name	Date	Company’s Signature

Exhibit A

Representations and Warranties

(Domestic Optionees)

Plan Document

By accepting the Option on the terms set forth in the Stock Option Documents, you represent and warrant to the Company that:

(a) you have received a copy of the Stock Option Documents, under which the Option is granted and governed;

(b) you have read and reviewed the Stock Option Documents in their entirety;

(c) you have had reasonable opportunity to obtain the advice of counsel prior to executing the Notice and have done so or knowingly declined to do so;

(d) you fully understand all provisions of the Stock Option Documents;

(e) you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Stock Option Documents;

(f) your rights to any shares underlying this Option will be earned only over time as you provide services to the Company;

(g) the grant of the Option is not consideration for services you rendered to the Company prior to your Vesting Commencement Date; and

(h) nothing in the Stock Option Documents confers upon you any right to continue your current employment (or consulting relationship) with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason whatsoever, with or without cause.

OPENWAVE SYSTEMS INC.

AMENDED AND RESTATED 1999 DIRECTORS’ EQUITY COMPENSATION PLAN

STOCK OPTION AGREEMENT

1. Grant of Option. Openwave Systems Inc., a Delaware corporation (the “Company”), hereby grants to Optionee (“Optionee”) named in the corresponding Notice of Stock Option Grant (including any exhibits thereto, the “Notice”) an option (the “Option”) to purchase a total number of shares of Common Stock (the “Shares”) set forth in the Notice, at the exercise price per share (the “Exercise Price”) set forth in the Notice, subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference, and the terms of this Stock Option Agreement (including any exhibits hereto, the “Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.

2. Exercise of Option. The Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice and with the provisions of the Plan. Upon an interruption or termination of Optionee’s Continuous Status as a Director vesting of the Option shall immediately cease in full.

(a) Right to Exercise.

(i) The Option may not be exercised for a fraction of a Share.

(ii) In the event of Optionee’s death, disability or other termination of Optionee’s Continuous Status as a Director, the exercisability of the Option is governed by the Plan and Section 5 hereof, subject to the limitation contained in Subsection 2(a)(i) hereof.

(iii) In no event may the Option be exercised after the Expiration Date as set forth in the Notice.

(b) Method of Exercise.

(i) The Option shall be exercisable by (1) delivery of a written notice (in the form attached hereto as Exhibit A) which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan or (2) if permitted by the Company in its sole discretion, by executing a “cashless exercise” through the Company’s designated broker. The written notice shall be signed by Optionee and shall be delivered in person or by certified mail to the stock option administrator of the Company and shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. The Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by such aggregate Exercise Price or, if permitted by the Company, by Optionee’s execution of a “cashless” exercise with the Company’s designated broker.

(ii) As a condition to the exercise of the Option, Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the exercise of the Option or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.

(iii) No Shares will be issued pursuant to the exercise of the Option unless such issuance and such exercise shall comply with all relevant provisions of Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Exercised Shares.

3. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of Optionee:

(a) cash;

(b) check;

(c) surrender of other Shares which (A) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which the Option is being exercised, and (B) to the extent required by the Administrator, have been owned by Optionee for more than six (6) months on the date of surrender or were not acquired, directly or indirectly, from the Company; or

(d) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the aggregate Exercise Price.

4. Restrictions on Exercise. The Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any Applicable Laws. Furthermore, the Company, in its sole discretion, may prohibit Optionee from executing a cashless exercise with respect to the Option regardless of any other provision of this Agreement or the related Notice or other agreement or document relating to this Option.

5. Termination of Relationship. In the event of the interruption or termination of Optionee’s Continuous Status as a Director, Optionee may, to the extent otherwise so entitled at the date of such termination (the “Termination Date”), exercise the Option during the applicable period set forth in Section 9 of the Plan. To the extent that Optionee was not entitled to exercise the Option at the Termination Date, or if Optionee does not exercise the Option within the time specified the Notice or Section 9 of the Plan, the Option shall terminate.

6. Non-Transferability of Option. The Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. Notwithstanding the foregoing, Optionee may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a beneficiary who, in the event of the death of Optionee, shall thereafter be entitled to exercise the Option. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

7. Term of Option. The Option may be exercised only within the term set out in the Notice, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

8. Securities Law Compliance. Optionee will not be issued any Shares under this Option unless the Shares are either (a) then registered under the Securities Act of 1933, as amended (the “Securities Act”) or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.

9. Tax Consequences. Set forth below is a brief summary as of the date of the Option of certain United States federal tax consequences of exercise of the Option and disposition of the Shares under the laws in effect as of the Date of Grant. THIS SUMMARY DOES NOT ADDRESS SPECIFIC STATE, LOCAL OR FOREIGN TAX CONSEQUENCES THAT MAY BE APPLICABLE TO OPTIONEE. OPTIONEE IS RESPONSIBLE FOR CONSULTING A TAX ADVISER AS TO THE APPLICABLE TAX LAWS OF THE JURISDICTION(S) IN WHICH OPTIONEE RESIDES OR MAY BE SUBJECT TO TAX BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES. OPTIONEE UNDERSTANDS THAT THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.

(a) Exercise of the Option. Since the Option does not qualify as an incentive stock option (within the meaning of Section 422 of the Code) there may be a regular federal income tax liability upon the exercise of the Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price.

(b) Disposition of Shares. If Shares are held for more than one year after the date of exercise, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

11. Whole Agreement. The Plan and Notice are hereby incorporated by reference and made a part hereof. The Option and this Agreement shall be subject to all terms and conditions of the Plan and the Notice. Optionee acknowledges that the Notice, this Agreement and the Plan set forth the entire understanding between Optionee and the Company regarding the terms and conditions of this Option and supersede all prior oral and written agreements on the subjects set forth herein, except as, and only to the extent that, such other agreements are expressly incorporated by reference herein.

12. Amendments. This Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

13. Rights as a Stockholder. Neither Optionee nor any of Optionee’s successors in interest shall have any rights as a stockholder of the Company with respect to any Shares subject to the Option until the date of issuance of a stock certificate for such Shares or the date the Shares are electronically delivered to Optionee’s brokerage account.

The signatures of the Company and Optionee on the Notice bind each such party to the terms of this Agreement.

EXHIBIT A

OPENWAVE SYSTEMS INC. EXERCISE NOTICE

Optionee Name:	Social Security #:

Home Address:	Daytime Phone Number:

Option(s) Exercised:

Plan	Grant Number	Grant Date	NQ** or ISO?	(1) x Grant Price Per Share	(2) = Number of Shares To be exercised	(3) Total Exercise Option Price
				$		$
				$		$
				$		$
				$		$
				$		$
				Subtotal:		$
				**Total NQ Taxes Due:		$

$

Payment and Issuance Instructions:

Attached is my check #              in the amount of $             to pay for the exercise of my stock option as listed above.

Issue the shares as designated below:

☐ My E*Trade account	OR	☐ Mail a certificate to my home address

Account #:

☐ My Credit Suisse First Boston account

Account #:

Representations:

Initial	I do NOT have access to, nor am I aware of, any material non-public information regarding Openwave Systems Inc., which could or has influenced my decision to purchase and/or sell this stock.

Initial	I hereby agree to notify Openwave Systems Inc. upon the transfer/sale of my shares acquired under any ISO exercise and agree to hold harmless Openwave Systems Inc. regarding the reporting of income subject to the transfer/sale of these shares. I am not relying on Openwave Systems Inc. or E*TRADE Business Solutions Group for any tax advice.

FOR EXECUTIVE OFFICERS AND DIRECTORS ONLY

I AM an executive officer and/or director of Openwave Systems Inc. and I (initial for each response):

have reviewed my transactions relative to Section 16.

have held this option 6 months from the Date of Grant.

wish/wish not to file a Section 83(b) Election.

am required to sell pursuant to Rule 144 & have filed the necessary documentation.

understand that I am required to file a Form 4 within two business days after this transaction.

The undersigned holder of the stock option(s) described above irrevocably exercises such option(s) as set forth and herewith makes payment therefore, all at the price and on the terms and conditions specified in the stock option agreement(s) pertaining to the option(s) exercised.

INSTRUCTIONS: Mail this completed exercise form and check, made payable to:

Openwave Systems Inc. at 1400 Seaport Blvd., Redwood City, CA 94063, Attn: Stock Administration Dept.

Optionee Signature	Date